Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Investors Bancorp, Inc.
We consent to the incorporation by reference in the registration statement on Form S-4 of Investors Bancorp, Inc. our reports dated August 19, 2008, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary as of June 30, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008 and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of Investors Bancorp, Inc. which is incorporated by reference in the Company’s Registration Statement on Form S-4, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.
/s/ KPMG LLP
Short Hills, NJ
February 20, 2009